PDMR Dealing

March 20, 2019, LONDON - Verona Pharma plc (AIM:VRP) (Nasdaq:VRNA) (“Verona Pharma”), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for respiratory diseases, announces that, on March 18, 2019, Mr. Piers Morgan, CFO of the Company, purchased 34,481 ordinary shares of 5 pence each in the Company (the “Ordinary Shares”) at a price of 58 pence per Ordinary Share and a total purchase price of £19,999.98 Following the acquisition, Mr. Morgan will have an interest in the Company of 93,075 Ordinary Shares, representing 0.09% of the Company’s issued share capital.
The purchase by Mr. Morgan follows the purchases made by the Company’s Chairman, Dr. David Ebsworth, earlier this month totaling approximately £50,000.00.
The notification set out below is provided in accordance with the requirements of the EU Market Abuse Regulation.

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	Piers Morgan
2	Reason for the notification
a)	Position/status	Chief Financial Officer
b)	Initial notification/Amendment	Initial notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	Verona Pharma plc
b)	LEI	213800EVI6O6J3TIAL06

4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	Ordinary Shares of 5 pence each GB00BYW2KH80
b)	Nature of the transaction	Piers Morgan purchased 34,481 Ordinary Shares
c)	Price(s) and volume(s)	Price(s) : 58.00 pence per Ordinary Share Volume(s) : 34,481 Ordinary Shares
d)	Aggregated information - Aggregated volume - Price	N/A
e)	Date of the transaction	18 March 2019
f)	Place of the transaction	London Stock Exchange, AIM

For further information, please contact:

Verona Pharma plc	Tel: +44 (0)20 3283 4200
Jan-Anders Karlsson, Chief Executive Officer	info@veronapharma.com
Victoria Stewart, Director of Communications
Stifel Nicolaus Europe Limited (Nominated Adviser and UK Broker)	Tel: +44 (0) 20 7710 7600
Stewart Wallace / Jonathan Senior / Ben Maddison